As filed with the Securities and Exchange Commission on August 7, 2020
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

Sprott Inc.

(Exact name of Registrant as specified in its charter)

Ontario	Not Applicable
(Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

Suite 2600, 200 Bay Street

Royal Bank Plaza, South Tower

Toronto, Ontario

Canada, M5J 2J1

(416) 945-3279

(Address of Registrant’s principal executive offices)

Sprott Inc. 2020 Amended and Restated Equity Incentive Plan for U.S. Service Providers

Sprott Inc. 2020 Amended and Restated Employee Profit Sharing Plan

Sprott Inc. 2020 Amended and Restated Stock Option Plan

(Full title of plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(302) 738-6680

(Name, Address and Telephone Number of Agent for Service)

Copy to:

Ryan J. Dzierniejko Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001-8602 Telephone: (212) 735-3000 Facsimile: (212) 735-2000	John Ciardullo J.R. Laffin Stikeman Elliott LLP 5300 Commerce Court West 199 Bay Street Toronto, Ontario M5L 1B9 (416) 869-5500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, no par value(2)	50,000	$39.63(5)	$1,981,500(5)	$257.20
Common Shares, no par value(3)	50,000	$39.63(5)	$1,981,500(5)	$257.20
Common Shares, no par value(4)	177,500	$20.50(6)	$3,638,750(6)	$472.31
Total	277,500		$7,601,750	$986.71

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional common shares, no par value, of the Registrant (“Common Shares”) that may be offered or issued to prevent dilution resulting from share splits, share dividends or similar transactions.
(2)	Covers 50,000 Common Shares issuable under the Sprott Inc. 2020 Amended and Restated Equity Incentive Plan for U.S. Service Providers.
(3)	Covers 50,000 Common Shares issuable under the Sprott Inc. 2020 Amended and Restated Employee Profit Sharing Plan.
(4)	Covers 177,500 Common Shares issuable upon exercise of outstanding options granted under the Sprott Inc. 2020 Amended and Restated Stock Option Plan.
(5)	Pursuant to Rule 457(c) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the amount of the registration fee and are based upon the average of the high and low prices of the Common Shares as reported on the New York Stock Exchange on August 5, 2020.
(6)	Pursuant to Rule 457(h) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the amount of the registration fee. The price of $20.50 per Common Share represents the weighted average of the exercise prices for outstanding options as of August 5, 2020 under the Registrant’s 2020 Amended and Restated Stock Option Plan (converted to U.S. dollars using an exchange rate of C$1.00=US$0.7540, the Bank of Canada daily exchange rate on August 5, 2020).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents, or excerpts thereof as indicated, filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)	The Registration Statement on Form 40-F of the Registrant, filed with the Commission on May 26, 2020;

(b)	The Registrant's Management's Discussion & Analysis and Interim Condensed Consolidated Financial Statements for the three and six months ended June 30, 2020, included as Exhibit 99.2 in the Registrant’s Report on Form 6-K originally furnished to the Commission on August 7, 2020; and

(c)	The description of the Registrant's Common Shares included in the Registration Statement on Form 40-F of the Registrant, filed with the Commission on May 26, 2020.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such documents. In addition, any Report on Form 6-K of the Registrant hereafter furnished to the Commission pursuant to the Exchange Act shall be incorporated by reference into this Registration Statement if and to the extent provided in such document.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The Registrant is a corporation incorporated under the laws of the province of Ontario.

Section 136 of the Business Corporations Act (Ontario) (“OBCA”) authorizes a corporation to indemnify past and present directors and officers of the corporation and any other individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgement, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity, and the corporation may advance moneys to such indemnified persons. The foregoing indemnification is prohibited under the OBCA unless (i) the individual acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of any other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request and (ii) if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

The Registrant’s By-Laws provide that it shall indemnify directors and officers.

The Registrant has entered into indemnity agreements with its directors and certain executive officers which provide, among other things, that it will indemnify each such individual from and against all judgements, penalties, fines or settlements to which he or she may be liable, and expenses that he or she may reasonably incur, as a result of his or her actions in the exercise of his or her duties as director or officer, provided that we shall not indemnify such individual if, among other things, he or she did not act honestly and in good faith with a view to our best interests and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

The Registrant maintains insurance policies relating to certain liabilities that its directors and officers may incur in such capacity.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

4.1	Specimen Common Share Certificate

4.2	Articles of Incorporation of the Registrant

4.3	By-Laws of the Registrant

4.4	Sprott Inc. 2020 Amended and Restated Equity Incentive Plan for U.S. Service Providers

4.5	Sprott Inc. 2020 Amended and Restated Employee Profit Sharing Plan

4.6	Sprott Inc. 2020 Amended and Restated Stock Option Plan

5.1	Opinion of Stikeman Elliot LLP

23.1	Consent of Stikeman Elliot LLP (included in Exhibit 5.1 to this Registration Statement)

23.2	Consent of KPMG LLP

24.1	Power of Attorney (included on page 5 of this Registration Statement)

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act ) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toronto, Ontario, Canada, on August 7, 2020.

SPROTT INC.

By:	/s/ Kevin Hibbert
	Name:	Kevin Hibbert
	Title:	Senior Managing Director and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Kevin Hibbert as his or her attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his or her name and on his or her behalf, in any and all capacities, this Registration Statement on Form S-8 and any amendment thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)) necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 7, 2020.

Signature	Title

/s/ Peter Grosskopf	Chief Executive Officer and Director
Peter Grosskopf

/s/ Kevin Hibbert	Senior Managing Director and Chief Financial Officer
Kevin Hibbert

/s/ Ronald Dewhurst	Chairman of the Board of Directors
Ronald Dewhurst

/s/ Graham Birch	Director
Graham Birch

/s/ Sharon Ranson	Director
Sharon Ranson

/s/ Arthur Richards Rule IV	Director
Arthur Richards Rule IV

/s/ Rosemary Zigrossi	Director
Rosemary Zigrossi

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of Sprott Inc. in the United States, on August 7, 2020.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Authorized Representative